UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GINKGO BIOWORKS HOLDINGS, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GINKGO BIOWORKS HOLDINGS, INC.

August 12, 2024

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 14, 2024

EXPLANATORY NOTE

This supplement (the “Supplement”) to the definitive proxy statement filed by Ginkgo Bioworks Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on July 5, 2024 (the “Proxy Statement”) relating to the Company’s virtual special meeting to be held at 4:00 PM, Eastern Time, on Wednesday, August 14, 2024 (the “Special Meeting”) is being filed solely to correct an inadvertent error with respect to the description of the voting standard for Item 1 – Reverse Stock Split Proposal (the “Reverse Stock Split Proposal”).

Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

The first sentence under the heading “Voting Standard” beginning on page 3 of the Proxy Statement, which states the voting standard applicable to the Reverse Stock Split Proposal, is revised to read as follows:

For the Reverse Stock Split Proposal to be approved, the votes cast “For” this proposal must exceed the votes cast “Against” this proposal, with the outstanding shares of Class A common stock and Class B common stock voting together as a single class.

The first sentence under the heading “Required Vote; Effect of Proposal” on page 13 of the Proxy Statement, which states the voting standard applicable to the Reverse Stock Split Proposal, is revised to read as follows:

For the Reverse Stock Split Proposal to be approved, the votes cast “For” this proposal must exceed the votes cast “Against” this proposal, with the outstanding shares of Class A common stock and Class B common stock voting together as a single class.

The above corrections have no effect on the treatment of abstentions with respect to the Reverse Stock Split Proposal as described in the Proxy Statement, which abstentions will have no effect on the outcome of the proposal.

This Supplement does not change the proposals to be acted upon at the Special Meeting, which are described in the Proxy Statement. If you have already voted your shares or submitted your proxy, you do not need to take any action unless you wish to change your vote.